Exhibit 10.92
PHILIP MORRIS INTERNATIONAL INC.
2022 PERFORMANCE INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT
FOR PHILIP MORRIS INTERNATIONAL INC. COMMON STOCK
(Month Day, Year)

Performance Period: Month Day, Year to Month Day, Year

    PHILIP MORRIS INTERNATIONAL INC. (the “Company”), a Virginia corporation, hereby grants to the employee identified in the Award Statement (the “Employee”) under the Philip Morris International Inc. 2022 Performance Incentive Plan (the “Plan”), a Performance Share Unit Award (the “Award”) dated Month Day, Year (the “Award Date”) representing a right to receive shares of the Common Stock of the Company (the “Common Stock”) set forth in the Award Statement (the “PSUs”), all in accordance with and subject to the following terms and conditions:

1.     Definitions.

For purpose of the Award and this Performance Share Unit Agreement (this “Agreement”), the following terms shall have the following meanings. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

(a)“Affiliate” shall have the meaning set forth in the Plan.

(b)“Cause” shall have the meaning set forth in the Plan.

(c)“Committee” shall have the meaning set forth in the Plan.

(d)“Disability” shall mean the permanent and total disability as determined under procedures established by the Company for purposes of the Plan.

(e)“Normal Retirement” shall mean the retirement from active employment under a pension plan of any member of the PMI Group or under an employment contract with any member of the PMI Group on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Employee is at that time accruing pension benefits for their current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” an Employee’s termination of employment shall be treated as a “Normal Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to retirement.

(f)“PMI Group” shall mean the Company and each of its Subsidiaries and Affiliates.

(g)“Restricted Period” shall have the meaning set forth in the Plan.

(h)“Section 409A” shall mean section 409A of the Code and the regulations thereunder.

(i)“Subsidiary” shall have the meaning set forth in the Plan.

2.     Normal Vesting.

    (a) The Award is subject to a Restricted Period, and during the Restricted Period the Award is subject to forfeiture until the time at which it becomes fully vested. Subject to Section 3 of this Agreement below, a number of PSUs shall become vested on the Vesting Date set forth in the Award Statement (the “Vesting Date”) provided that the Employee remains an employee of the PMI Group during the entire period commencing on the Award Date and ending on the Vesting Date.

    (b) The actual number of PSUs that become vested on the Vesting Date is equal to a percentage of the target number of PSUs (the “Performance Percentage”), which percentage is determined based on the performance achieved during the applicable performance period, as shown on the Award Statement and as determined by the Committee. The minimum percentage of PSUs that can vest is zero, while the maximum is twice the targeted number, subject to the limitations of the Plan. For the avoidance of doubt, if the date on which the Committee certifies the Performance Percentage is after the Vesting Date, then the actual number of PSUs that become vested shall not be determined until such later date of certification, and such later date of certification shall be treated as the Vesting Date for purposes of cash payments with respect to dividends and the timing of payment of the PSUs pursuant to Sections 4 and 8 of this Agreement. The Committee shall certify the Performance Percentage no later than June 30 immediately following the year in which the performance period ends.

3.     Termination of Employment Before Vesting Date.

    (a) In the event of the termination of the Employee’s employment with the PMI Group prior to the Vesting Date due to (i) Normal Retirement, or (ii) early retirement or termination of employment (other than for Cause), in either case by mutual agreement between the PMI Group and the Employee and after the Employee has attained age 58, then the requirement that the Employee remain an employee of the PMI Group through the Vesting Date shall be deemed satisfied, and the number of PSUs that become vested shall be determined based on the Performance Percentage as certified by the Committee in accordance with Section 2(b) of this Agreement. In the event of the termination of the Employee’s employment with the PMI Group prior to the Vesting Date due to death or Disability, then the requirement that the Employee remain an employee of the PMI Group through the Vesting Date shall be deemed satisfied, and the number of PSUs that become vested at the date of such termination shall be equal to the target number of PSUs set forth on the Award Statement.

        (b) Subject to the provisions of section 6(a) of the Plan, if the Employee’s employment with the PMI Group is terminated prior to the Vesting Date for any reason not specified in the preceding paragraph, the Employee shall forfeit all rights to the unvested PSUs immediately upon date of termination. Notwithstanding the foregoing and except as provided in section 6(a) of the Plan, upon the termination of an Employee’s employment with the PMI Group, the Committee or its designee may, in its sole discretion, treat the requirement that the Employee remain an employee of the PMI Group through the Vesting Date as deemed satisfied with respect to some or all of the PSUs, and in such case the number of PSUs that become vested shall be determined based on the Performance Percentage as certified by the Committee in accordance with Section 2(b) of this Agreement multiplied by the target number of PSUs for which the Committee treats the continued employment requirement as deemed satisfied.

        (c) If the requirement that the Employee remain an employee of the PMI Group through the Vesting Date is deemed satisfied under this Section 3 for any reason other than the Employee’s death or Disability, but the Employee dies before the Committee’s certification of the Performance Percentage, then the number of PSUs that become vested shall be equal to the target number of PSUs for which the continued employment requirement is deemed satisfied under this Section 3.

        (d) Subject to the provisions of Section 9 of the Agreement, the Company shall have the exclusive discretion to determine when the Employee is no longer an Employee of the PMI Group for purposes of vesting or forfeiture of the Award under this Agreement for end of employment related cases or activities.

4.    Voting and Dividend Rights; Withholding Taxes on Dividend Equivalents.

The Employee does not have the right to vote the PSUs or receive dividends prior to the date, if any, PSUs become vested and Common Stock becomes issuable to the Employee pursuant to the terms hereof. However, unless otherwise determined by the Committee, the Employee shall be credited with cash amounts equal to the dividends paid from the date the Award is granted through the date of payment under Section 8 of this Agreement with respect to shares of Common Stock that become issuable as of the Vesting Date, with such cash credits calculated without interest and paid, less applicable tax withholdings, in accordance with this Agreement.

5.    Transfer Restrictions.

The Award and the PSUs issuable thereunder are non-transferable and may not be assigned, hypothecated, pledged, or otherwise disposed of and shall not be subject to execution, attachment or similar process or otherwise encumbered. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the PSUs shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 8 of this Agreement below.

6.    Withholding Taxes.

    (a) With respect to Common Stock issuable upon vesting, the Employee understands and acknowledges that, regardless of any action taken by the Company, they are responsible for the tax consequences of receiving the Award granted by the Company and at time of grant will review the personal tax implications with a tax advisor. The Employee acknowledges that the Company does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Employee’s liability for withholding taxes or future personal tax obligations, which may exceed the amount, if any, actually withheld by the Company.

    (b) To the extent permitted by law or applicable regulation, the Company shall have the right at its sole and absolute discretion to collect, directly from the Employee or from other compensation amounts due to the Employee from the Company, any and all amounts required to satisfy the actual statutory withholding taxes, and/or hypothetical withholding tax amounts if applicable, arising from the Award by either (i) deducting the number of shares of Common Stock payable under the PSUs having an aggregate value equal to the amount of withholding taxes due from the total number of shares of Common Stock payable under the PSUs becoming subject to current taxation (net settlement), or (ii) the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of vested PSUs by the Employee (sell-to-cover). Shares of Common Stock payable under the PSUs deducted from the Award in satisfaction of tax withholding shall be valued at the fair market value of the Common Stock on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws. The Employee will have no further rights with respect to any shares of Common Stock that are retained or sold by the Company pursuant to this Section 6(b).

    (c) If the Company or its tax advisor determines that the Employee is subject to withholding tax in more than one jurisdiction, the Employee acknowledges that the Company may be required to withhold or otherwise make arrangements for satisfying tax withholding obligations due in all applicable jurisdictions. If at any point the Employee is, or was previously on, an international assignment during the Restricted Period, the Company will calculate the amount of hypothetical tax which will be imposed on the Employee’s PSUs, in accordance with the Company’s guidelines in force at the time the withholding obligation arises.

        (d) In the event that the Company’s obligation to withhold tax arises prior to the delivery of shares of Common Stock (or cash proceeds) to the Employee (e.g. at time of grant) or it is determined after the delivery of shares of Common Stock (or cash proceeds) that the amount withheld by the Company’s withholding obligation was greater than the amount withheld by the Company, the Employee agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

        (e) The Company makes no representations or undertakings regarding the tax treatment in connection with any aspect of the Award, including the grant or vesting of the PSUs, the subsequent sale of shares of Common Stock acquired upon vesting and the receipt of any dividends or dividend equivalents, and does not commit to structure the terms of the Plan, this Agreement or any aspect of the Award to reduce or eliminate the Employee’s personal tax liability or other tax obligations.

7.    Death of Employee.

If any of the PSUs shall vest upon the death of the Employee, any Common Stock received in payment of the vested PSUs shall be registered in the name of the estate of the Employee, and any cash amounts credited with respect to dividends shall be paid to the estate of the Employee. If the Company determines that settlement in the form of Common Stock is impractical or impermissible under the Estate laws of the Employee’s country of residence, the PSUs will be settled in the form of cash.

8.     Settlement of PSUs.

The grant pursuant to the Award represents an unfunded and unsecured promise of the Company, subject to the vesting conditions, achievement of performance targets and other conditions set forth in of this Agreement, to issue to the Employee for each vested PSU one share of Common Stock and to pay to the Employee in a single lump sum any cash amounts credited on such vested PSU with respect to dividends. Except as otherwise expressly provided in the Award Statement and subject to the terms of this Agreement, such issuance and lump sum payment shall be made to the Employee (or, in the event of their death to the Employee’s estate as provided above) (a) in all cases other than those set forth in clause (b), as soon as reasonably practicable following the Vesting Date and no later than December 31 of the year in which the Vesting Date occurs (except as otherwise provided in Section 9 of this Agreement), and (c) in the case of termination of employment by reason of death or Disability or the Employee’s death after a termination of employment in the circumstances specified in Section 3 of this Agreement, as soon as reasonably practicable following such termination of employment or death. However, if a scheduled Vesting Date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal office of the Company responsible for processing such transactions and the principle executive offices of the Company are open for business, or as soon as reasonably practicable thereafter.

Notwithstanding the foregoing, in the event that Employee is subject to the Company’s policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time or Employee is otherwise prohibited from selling shares of the Company’s Common Stock in the public market and any shares covered by Employee’s PSUs are scheduled to be issued on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to Employee, as determined by the Company in accordance with such policy (“Insider Trading Policy”), or does not occur on a date when Employee is otherwise permitted to sell shares of the Company’s Common Stock in the open market, and the Company elects not to satisfy its tax withholding obligations by withholding shares from Employee’s distribution (net settlement), then either (i) such shares shall not be issued and delivered on such Original Distribution Date and shall instead be issued and delivered during the next occurring open “window period” applicable to Employee pursuant to such policy (regardless of whether Employee is still providing continuous services at such time) or during the next period when Employee are not prohibited from selling shares of the Company’s Common Stock in the open market, but in no event later than December 31 of the calendar year in which the Original Distribution Date occurs, or (ii) the Company shall rely on any such similar process it may adopt from time to time consistent with the Insider Trading Policy, the Plan and this Agreement. In the event the Company determines that settlement in the form of Common Stock is impractical or impermissible under the laws of the Employee’s country of residence, the PSUs will be settled in the form of cash.

9.    Compliance with Code Section 409A.

Notwithstanding anything in this Agreement to the contrary, if the Employee is subject to US Federal income tax on any part of the payment of the PSUs and the Award is subject to Section 409A, then the PSUs shall be subject to the following provisions of this Section 9. If the Employee is a “specified employee” within the meaning of Section 409A, any issuance or payment in respect of the PSUs under Section 8 of this Agreement above that is on account of the Employee’s separation from service and is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid as soon as reasonably practicable after the first day of the seventh month beginning after the date of the Employee’s separation from service or, if earlier, as soon as reasonably practicable following the Employee’s death. During such delayed distribution period, the Employee shall continue to be credited with cash amounts equal to dividends on Common Stock for the applicable Award pursuant to Section 4 of this Agreement, and such amounts shall accrue without interest and shall be paid in a lump sum at the time specified in the preceding sentence. In the event of a “Change in Control” under section 6(b) of the Plan that is not also a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5)(i), the PSUs shall vest as set forth in section 6(a) of the Plan, but shall not be paid upon such Change in Control or termination of employment as provided by section 6(a) of the Plan, and shall instead be paid at the time the PSUs would otherwise be settled at the end of the applicable performance period in accordance with Section 8 of this Agreement. References to termination of employment and separation from service shall be interpreted to mean a separation from service, within the meaning of Section 409A, with the Company and all of its Affiliates treated as a single employer under Section 409A. This Agreement shall be construed in a manner consistent with Section 409A. For purposes of Section 409A, the payment of dividend equivalents under Section 4 of this Agreement shall be construed as earnings and the time and form of payment of such dividend equivalents shall be treated separately from the time and form of payment of the underlying PSUs.

10.    Clawback.

Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of fraud, misconduct, a restatement of the Company’s financial statements, or a significant write-off not in the ordinary course of business affecting the Company’s financial statements, an Employee, or former Employee, has received more compensation in connection with this Award than would have been paid absent the fraud, misconduct, write-off or incorrect financial statement, the Board or Committee, in its discretion, shall take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the fraud, misconduct, write-off or restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, causing the partial or full cancellation of this Award and, with respect to PSUs that have vested, requiring the Employee to repay to the Company the partial or full fair market value of the Award determined at the time of vesting. The Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate action in such circumstances.

In consideration for the Award, the Employee acknowledges and agrees that Employee is subject to any clawback or recoupment policy or other written agreement or arrangement the Company may have now or in the future with the Employee to the extent required by applicable law or rule of any securities exchange or market on which shares of Common Stock are listed or admitted for trading, as determined by the Committee in its sole discretion (the “Clawback Policy”) and that the Employee’s rights with respect to the Award and any other Awards granted to the Employee shall be subject to the Clawback Policy, as amended from time to time. This Agreement shall in all events be subject to all rights and obligations that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

11.    Other Terms and Acknowledgements.

By entering into this Agreement and accepting the Award, you acknowledge and agree that:

    (a) The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Secretary, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland) are incorporated herein by reference. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern;

    (b) As a condition to, and in consideration of, the grant, vesting, and settlement of PSUs, and in receiving the Award of PSUs, shares of Common Stock, or any other benefit relating to the PSUs, the Employee acknowledges, understands and agrees that the future value of the PSUs, or the underlying shares of Common Stock upon settlement thereof pursuant to Section 8 of this Agreement, is unknown, indeterminable and cannot be predicted with certainty. Neither the Company nor any Subsidiary or Affiliate will be liable for any decrease in the value of such PSUs, or underlying shares of Common Stock, or for any foreign exchange rate fluctuations between the Employee’s local currency and the United States Dollar that may affect the value of any benefit the Employee may receive in relation to the PSUs, or the underlying shares of Common Stock to be issued pursuant to the settlement thereof;

(c) The Company has granted the Employee this Award. The Employee’s employing Affiliate or Subsidiary does not have power or authority over the terms and conditions of the Award, which are controlled solely by the Company, this Agreement, and the Plan;

    (d) The granting of the Award does not constitute, or be evidence of, any agreement or understanding, express or implied, on the part of the Company or its Affiliates or Subsidiaries to continue to employ the Employee for any specific period of time;

(e) The Award, and any Common Stock acquired under it, are separate from any remuneration or benefits provided to the Employee by the Employee’s employing Affiliate or Subsidiary.  Accordingly, the Award’s value and/or any Common Stock acquired under it will not be included in the basis for calculations of compensation, earnings, salaries, or other similar compensation terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any

Affiliate or Subsidiary, including but not limited to any severance payments or similar termination compensation or indemnities that the Employee may be entitled to under local laws or collective agreements;

    (f) The Award does not create any contractual or other right to receive future Awards under the
Plan, or benefits in lieu of the Awards, even if Awards have been awarded repeatedly in the past;

    (g) If the Employee is a resident in a country where English is not an official language, the
Employee acknowledges and agrees that it is their express intent that this Agreement and the Plan and all other documents and notices given or instituted pursuant to the Award be drawn up in English. Further, the Employee acknowledges that they are sufficiently proficient in English to understand the terms and conditions of this Agreement and any documents related to the Plan or have had the ability to consult with an advisor who is sufficiently proficient in the English language. If the Employee received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control;

    (h) The Company may, in its sole discretion, deliver any documents related to this Agreement, the Award or future Awards that may be granted under the Plan by electronic means. The Employee consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online electronic system established and maintained by the Company or another third party designated by the Company;

    (i) Depending upon the country to which laws the Employee is subject, the Employee may have certain foreign asset/account and/or tax reporting requirements that may affect the Employee's ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Employee 's country of residence. The Employee's country may require that the Employee report such accounts, assets or transactions to the applicable authorities in the Employee's country. The Employee also may be required to repatriate cash received from participating in the Plan to the Employee's country within a certain period of time after receipt. The Employee is responsible for knowledge of and compliance with any such regulations and should speak with the Employee's personal tax, legal and financial advisors regarding same;

(j) The Employee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal information for purposes of administration and management of the Employee’s participation in the Plan. The Employee may, at any time, review the data, require necessary amendments to it or withdraw consents in writing by contacting the Company; however withdrawing consent may affect the Employee’s ability to participate in the Plan.

12.Country-Specific Terms, Conditions, and Notices.

If the Employee is a citizen of, resides in, or is otherwise determined by the Company in its discretion to be subject to the laws of one of the countries set forth in the Country-Specific Equity Terms, Conditions, and Notifications Annex (the “Annex”), this Agreement is subject to, and its delivery is qualified by, the special terms, conditions, and notifications applicable to such country set forth in the Annex, subject to the qualifications set forth therein. Moreover, if Employee relocates to, or otherwise is deemed a citizen or resident of, or is otherwise determined by the Company in its discretion to be subject to the laws of one of the countries included in the Annex during the term of this Agreement, the special terms, conditions, and/or notifications for such country set forth in the Annex will apply to him or her unless determined otherwise by the Company.

    IN WITNESS WHEREOF, this Performance Share Unit Agreement has been duly executed as of Month Day, Year.

PHILIP MORRIS INTERNATIONAL INC.

By:    /s/ DARLENE QUASHIE HENRY
Name:    Darlene Quashie Henry
Title:    Vice President, Associate General Counsel & Corporate Secretary